EXHIBIT 3.4

COMPLETE, PRINT, SIGN, AND MAIL OR FAX (If paying with credit card, complete Credit Card Payment Authorization) file 25261

BUSINESS / FARM /PROFESSIONAL CORPORATION ARTICLES OF AMENDMENT

SECRETARY OF STATE
SFN 13008 (10-2012)

RECEIVED
JUL 03 2013
SEC. OF STATE

FOR OFFICE USE ONLY
ID Number 2.672.300 BC
Work Order Number 1038852
Filed 7-15-13 By NS

FILING FEE $20.00

ATTACHMENTS:

- Initial Report for Farming or Ranching if a business corporation is amending to engage in farming or ranching
- Certificate of Professional License if a professional corporation is amending its name upon addition of an additional professional shareholder
- Consent to Use Business Name if the corporation is changing its name to a name that is the same or deceptively similar to another business name in some manner registered with the Secretary of State
- Annual Report if a corporation amends to another type of corporation (Contact Secretary of State to verify this requirement)

TYPE OR PRINT LEGIBLY

SEE INSTRUCTIONS FOR FEES, FILING AND MAILING INFORMATION

1. Name of the Corporation as Reflected in the Articles of Incorporation or Last Amendment Filed with the Secretary of State: Capital Financial Holdings, Inc.
2. Federal ID Number:
3. Telephone Number: 701-837-9600
4. Complete mailing address of the principal place of business (Street/RR, PO Box, City, State, ZIP+4): 1 Main Street North, Minot, ND 58703

6. The following amendment has been adopted pursuant to the provisions of the North Dakota Business Corporation Act, N.D.C.C., Chapter 10-19.1:

Article 2 Capital Structure

Article Two of the Corporation's Articles of Incorporation shall be amended by adding the language in the Attachment as the second paragraph under the heading Authorized Shares.

(Amendments, which are incorporated hereby by reference, are continued on the Attachment)

7. The amendment shall be effective (check one)

[XX] When filed with the Secretary of State [ ] Later on ______________ (month, day, year) (must be within 90 days after filing with Secretary of State)

8. The amendment was adopted on June 19, 2013 (month, day, year) by one of the following methods: (check the appropriate method)

[XX] By the shareholders

[ ] By the incorporators where no shares have been issued

[ ] By the board where no shares have been issued

[ ] ~~By the board changing only the corporate name.~~

9. "The undersigned, a person authorized by the corporation to sign this amendment:

- Has read the foregoing Articles of Amendment, knows the contents thereof, and believes the statements made thereon to be true.
- Authorizes the Secretary of State to correct numbers 1 and 6 if not correctly reflected as explained in the instructions.
- Understands that if I make a false statement in this document, I may be subject to criminal penalties."

Signature: John Carlson, President

Date 7-2-2013

10. Name of Person to Contact About This Document: Richard W. Jones

E-mail Address:

Daytime Telephone Number and Extension, if any:

ATTACHMENT

"Reverse Split. Simultaneously with the effective date of this Amendment (the "Effective Time") each of ten thousand shares of the Company's Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one (1) share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock ("Old Certificates," whether one or more) shall be entitled to receive new shares which will be noted on the records of the Company in book form. Such Old Certificates should be transmitted to the Company's transfer agent for cancellation. A certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or script representing fractional share interests in New Common Stock will be issued; instead cash payments will be made therefore. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive cash representing the fair value of the fractional share which shall be paid to the Shareholder. If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than in which the Old Certificate was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Stock" shall, after the Effective Time, refer to the "New Common Stock." The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed."